Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 7, 2018, containing information relating to Talos Energy LLC’s estimated proved and probable reserves as of December 31, 2017, included in the Registration Statement on Form S-4 of Talos Energy Inc. (formerly Sailfish Energy Holdings Corporation) (File No. 333-222341), as amended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement on Form S-4 of Talos Energy Inc., as amended, incorporated by reference in this Registration Statement on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

May 18, 2018

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